EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Place of Incorporation
PECO II Global Services, Inc.	Delaware

b+w II, Inc., joint venture with b+w Electronics Systems, GmbH& Co. KG, each owing 50%	Ohio